Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                                     May 1, 2001

Mr. Charles H. Davis
Gamehappy.com, Inc.
204 South Parker
Bryan, Texas 77803

         RE:      Gamehappy.com, Inc.
                  Form SB-1


Dear Mr. Davis:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as of December 31, 2000 and for the period from inception (April 13, 2000) to December 31, 2000, as a part of that registration statement and to my being named in the `Experts' section of the registration statement as an expert in accounting and auditing.

         This letter shall also serve as my to the inclusion of the compiled financial statements of GameHappy.com, Inc. as of March 31, 2001 and for the three months ended March 31, 2001 and for the period from inception (April 13, 2000) to March 31, 2001, as part of that registration statement and to my being named in the `Experts' section of the registration statement as an expert in accounting.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,



Charles E. Smith